Exhibit 4.23

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) dated as of December 21, 2011 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and TEKMIRA PHARMACEUTICALS CORPORATION, a British Columbia corporation (“Parent”) and PROTIVA BIOTHERAPEUTICS INC., a British Columbia corporation (each a “Co-Borrower” and collectively “Co-Borrowers”), provides the terms on which Bank shall lend to Co-Borrowers and Co-Borrowers shall repay Bank. The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the PPSA to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Co-Borrowers hereby unconditionally promise to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Term Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, during the Draw Period, Bank shall make advances (each a “Term Loan” and, collectively, “Term Loans”) not exceeding the Term Loan Amount. Each Term Loan shall be in increments of Five Hundred Thousand Dollars ($500,000).

(b) Repayment. The Term Loans shall be “interest only” through the end of the Draw Period, with interest payable on the first day of each month. Co-Borrowers shall repay each Term Loan in (i) thirty three (33) equal installments of principal, plus (ii) monthly payments of accrued interest (each a “Term Loan Payment”). Beginning on October 1, 2012, each Term Loan Payment shall be payable on the first day of each month. Co-Borrowers’ final Term Loan Payment is due on the Term Loan Maturity Date, when all outstanding principal for the Term Loans plus all accrued and unpaid interest thereon shall be due and payable.

(c) Mandatory Prepayments. If the Term Loans are accelerated following the occurrence of an Event of Default, Co-Borrowers shall immediately pay to Bank amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued interest thereon through the prepayment date, (ii) the Prepayment Fee, plus (iii) all other sums, that shall have become due and payable, including Bank Expenses and interest at the Default Rate with respect to any past due amounts.

(d) Permitted Prepayment of Term Loans. Co-Borrowers shall have the option to prepay all, but not less than all, of the Term Loans advanced by Bank under this Agreement, provided Co-Borrowers (i) provide written notice to Bank of their election to prepay the Term Loans at least ten (10) Business Days prior to such prepayment, and (ii) pay to Bank on the date of such prepayment, an amount equal to the sum of (A) all outstanding principal of the Term Loans plus accrued interest thereon through the prepayment date, (B) the Prepayment Fee, plus (C) all other sums, that shall have become due and payable, including Bank Expenses, if any, and interest at the Default Rate with respect to any past due amounts.

2.2 Intentionally Omitted.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate for Term Loans. Subject to Section 2.3(b), the principal amount outstanding under each Term Loan shall accrue interest at a per annum rate equal to eight percent (8.00%) which interest shall be payable monthly.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Co-Borrowers pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Intentionally Omitted.

(d) Computation; 360-Day Year. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Debit of Accounts. Bank may debit any of Co-Borrowers’ Deposit Accounts maintained with Bank (if any) for principal and interest payments or any other amounts Co-Borrowers owe Bank when due. These debits shall not constitute a set-off.

(f) Interest Payment Date. Unless otherwise provided, interest is payable monthly on the first calendar day of each month.

(g) Interest Act (Canada). For the purpose of the Interest Act (Canada), the yearly rate of interest to which interest calculated on the basis of a year of 360, 365 or 366 days, as the case may be, is equivalent to the rate of interest determined as herein provided multiplied by the number of days in such year and divided by 360, 365 or 366, as the case may be. Further, subject to subsection (h) below, in this Agreement all interest shall be calculated using the nominal rate method and not the effective rate method and the “deemed re-investment principle” shall not apply to such calculations.

(h) Notwithstanding any provisions of this Agreement, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada)) payable by Co-Borrowers under the Loan Documents exceed the effective annual rate of interest on the “credit advanced” (as defined in Section 347 of the Criminal Code (Canada)) under this Agreement lawfully permitted by that Section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in Section 347 of the Criminal Code (Canada)) is determined to be contrary to the provisions of that Section, such payment, collection or demand shall be deemed to have been made by mutual mistake of Co-Borrowers and Bank and the amount of such payment or collection shall be refunded to Co-Borrowers. For the purposes of this subsection (h) the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Bank will be prima facie evidence of such rate.

2.4 Fees. Co-Borrowers shall pay to Bank:

(a) Commitment Fee. A fully earned, non-refundable commitment fee of Nine Thousand Dollars ($9,000) on the Effective Date;

(b) Prepayment Fee. The Prepayment Fee when due pursuant to the terms of Section 2.1.1; provided however, the Prepayment Fee shall be waived if Co-Borrower refinances the Term Loans with another lending group at Bank; and

(c) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.5 Payments; Application of Payments.

(a) All payments (including prepayments) to be made by Co-Borrowers under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Bank shall apply the whole or any part of collected funds against the Term Loan or credit such collected funds to a depository account of a Co-Borrower with Bank (or an account maintained by an Affiliate of Bank), the order and method of such application to be in the sole discretion of Bank. Co-Borrowers shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Co-Borrowers to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

2.6 Currency Indemnity.

(a) Indemnity. If: (i) any amount payable under, or in connection with any matter relating to or arising out of, the Loan Documents is received by Bank in a currency (the “Payment Currency”) other than that agreed to be payable hereunder or thereunder (the “Agreed Currency”), whether voluntarily or pursuant to an order, judgment or decision of any court, tribunal, arbitration panel or administrative agency or as a result of any bankruptcy, receivership, liquidation or other insolvency type proceedings or otherwise; and (ii) the amount so produced by converting the Payment Currency so received into the Agreed Currency is less than the relevant amount of the Agreed Currency; then: (iii) the amount so received shall constitute a discharge of the liability of Co-Borrowers under or in connection any of the Loan Documents only to the extent of the amount received following the conversion described in paragraph (ii) above; and (iv) Co-Borrowers shall indemnify and save Bank harmless from and against such deficiency and any loss or damage arising as a result thereof.

Any conversion pursuant to this Section 2.6(a) shall be made at such prevailing rate of exchange on the date the Payment Currency is received by Bank and in such market as is determined by Bank as being the most appropriate for such conversion. Co-Borrowers shall in addition pay the costs of such conversion.

(b) Independent Obligation. The indemnity set out in Section 2.6(a): (i) is an obligation of Co-Borrowers which is separate and independent from all other obligations of Co-Borrowers under any of the Loan Documents; (ii) gives rise to a separate and independent cause of action; (iii) applies irrespective of any indulgence granted by or on behalf of Bank; and (iv) continues in full force and effect notwithstanding, and does not merge with, any order, judgment or decision of any court, tribunal, arbitration panel or administrative agency or as a result of any bankruptcy, receivership, liquidation or other insolvency type proceeding or otherwise as to any amount due under this Agreement and the Security or in connection herewith or therewith.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

(b) duly executed original signatures to the Warrant;

(c) duly executed original signatures to the Blocked Account Agreements and Control Agreements (if any);

(d) each Co-Borrower’s Operating Documents and a Certificate of Good Standing of each Co-Borrower issued by the Registrar of Companies for British Columbia as of a date no earlier than thirty (30) days prior to the Effective Date;

(e) duly executed original signatures to the completed Borrowing Resolutions for each Co-Borrower;

(f) copies, dated as of a recent date, of PPSA searches, as Bank shall request, accompanied by satisfactory written evidence that the Liens indicated in any such searches either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(g) the Perfection Certificates of Co-Borrowers and Guarantor, together with the duly executed original signatures thereto;

(h) the duly executed original signatures to the Secured Guaranty Documents, together with duly executed original signatures to the completed Borrowing Resolutions for Guarantor;

(i) evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses and cancellation notice to Bank (or endorsements reflecting the same) in favor of Bank; and

(j) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) except as otherwise provided in Section 3.4(a), timely receipt of an executed Payment/Advance Form;

(b) in respect of Credit Extensions other than the initial Credit Extension, the duly executed original signatures to an Additional Warrant;

(c) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Co-Borrowers’ representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(d) in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3 Covenant to Deliver. Co-Borrowers agree to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Co-Borrowers expressly agree that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Co-Borrowers’ obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4 Procedures for Borrowing.

(a) Term Loans. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan, Co-Borrowers shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Term Loan. Together with any such electronic or facsimile notification, Co-Borrowers shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Term Loans to the Designated Deposit Account. Bank may make Term Loans under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Term Loans are necessary to meet Obligations which have become due.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Repayment and performance of the Obligations of each Co-Borrower to Bank will be secured by the Security.

Each Co-Borrower acknowledges that it previously has entered, or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Co-Borrower agrees that any amounts such Co-Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Co-Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Co-Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Co-Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Co-Borrower providing cash collateral acceptable to Bank in its good faith business judgment consistent with Bank’s then current practice for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Co-Borrower shall provide to Bank cash collateral in an amount equal to one hundred ten percent (110%) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2 Priority of Security Interest. Each Co-Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If a Co-Borrower shall acquire a commercial tort claim, such Co-Borrower shall promptly notify Bank in a writing signed by such Co-Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3 Delivery of Additional Documentation Required. Each Co-Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all financing statements and other documents that Bank may reasonably request, in a form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.4 Conflict with Security. Notwithstanding that any of the Security is expressed to be payable upon demand, Bank will not make demand under the Security in respect of any Obligations which are not expressed to be payable on demand unless an Event of Default has occurred. Further, if there is any conflict between the provisions of this Agreement and those of any of the Security then the provisions of this Agreement shall prevail.

5	REPRESENTATIONS AND WARRANTIES

Each Co-Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Co-Borrower is duly existing and in good standing its jurisdiction of formation or continuation, as the case may be, and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Co-Borrower’s business. In connection with this Agreement, Co-Borrower has delivered to Bank a completed certificate signed by Co-Borrower, entitled “Perfection Certificate”. Co-Borrower represents and warrants to Bank that (a) Co-Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Co-Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Co-Borrower’s organizational identification number or accurately states that Co-Borrower has none; (d) the Perfection Certificate accurately sets forth Co-Borrower’s place of business, or, if more than one, its chief executive office as well as Co-Borrower’s mailing address (if different than its chief executive office); (e) Co-Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction, other than the continuation of Protiva Biotherapeutics Inc. under the Business Corporations Act (British Columbia) effective December 17, 2008; and (f) all other information set forth on the Perfection Certificate pertaining to Co-Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Co-Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Co-Borrower is not now a Registered Organization but later becomes one, Co-Borrower shall promptly notify Bank of such occurrence and provide Bank with Co-Borrower’s organizational identification number.

The execution, delivery and performance by Co-Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Co-Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Co-Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect, or (v) constitute an event of default under any material agreement by which Co-Borrower is bound. Co-Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Co-Borrower’s business.

5.2 Collateral. Co-Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Co-Borrower has no Deposit Accounts other than the deposit accounts with Bank, the Deposit Accounts, if any, described in the Perfection Certificates delivered to Bank in connection herewith, or of which Co-Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

Co-Borrower is the sole owner or exclusive licensee of the Intellectual Property which it owns or purports to own except for (a) licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Co-Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Co-Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Co-Borrower owns or purports to own and which is material to Co-Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Co-Borrower’s knowledge, except for the litigation between the Co-Borrowers and Alnylam Pharmaceuticals, Inc. and AlCana Technologies, and as disclosed in the Perfection Certificate, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Co-Borrower’s business.

Except as noted on the Perfection Certificate, Co-Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Intentionally Omitted.

5.4 Litigation. Except as disclosed on the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Co-Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Fifty Thousand Dollars ($50,000).

5.5 Financial Statements; Financial Condition. All consolidated financial statements for Co-Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Co-Borrower’s consolidated financial condition and Co-Borrower’s consolidated results of operations. There has not been any material deterioration in Co-Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Co-Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Co-Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Co-Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Co-Borrower is not registered or required to be registered as an “investment company” under the Investment Company Act of 1940, as amended. Co-Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). To its knowledge, Co-Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Co-Borrower’s or any of its Subsidiaries’ properties or assets has been used by Co-Borrower or any Subsidiary or, to the best of Co-Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Co-Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted, except as would not have a material adverse effect on Co-Borrower and its Subsidiaries taken as a whole.

5.8 Subsidiaries; Investments. Co-Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Co-Borrower has timely filed all required tax returns and reports, and Co-Borrower has timely paid all foreign, federal, provincial, state and local taxes, assessments, deposits and contributions owed by Co-Borrower. Co-Borrower may defer payment of any contested taxes, provided that Co-Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Co-Borrower is unaware of any claims or adjustments proposed for any of Co-Borrower’s prior tax years which could result in additional taxes becoming due and payable by Co-Borrower. Co-Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Co-Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Co-Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Co-Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Co-Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Co-Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Co-Borrower’s knowledge or awareness, to the “best of” Co-Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6	AFFIRMATIVE COVENANTS

Co-Borrowers shall do all of the following:

6.1 Government Compliance.

(a) Maintain their and all their Subsidiaries’ organizational existence and good standing in their respective jurisdictions of formation or continuation, as the case may be, and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on a Co-Borrower’s business or operations. Each Co-Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on a Co-Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by a Co-Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Co-Borrowers shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements, Reports, Certificates. Deliver to Bank:

(a) Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared draft consolidated balance sheet and income statement covering Co-Borrowers’ consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”); provided however until the earlier of (i) April 1, 2012 or (ii) the date thirty (30) days prior to the making of the first Term Loan, Co-Borrower will be permitted to provide cash, working capital and major invoice reporting on an intra-quarter basis;

(b) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Co-Borrowers were in full compliance with all of the terms and conditions of this Agreement and such other information as Bank shall reasonably request, including material updates on clinical ongoing programs / clinical trials.

(c) Monthly Accounts Statements. Within thirty (30) days after the last day of each month, account statements for any Collateral Account maintained outside Bank.

(d) Annual Audited Financial Statements. As soon as available, but no later than ninety (90) days after the last day of Co-Borrowers’ fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent audit firm acceptable to Bank in its reasonable discretion;

(e) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to each Co-Borrower’s security holders or to any holders of Subordinated Debt;

(f) SEC Filings. Within five (5) days of filing, copies of all annual reports and other reports containing financial statements, proxy statements and material change reports filed by such Co-Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such Co-Borrower posts such documents, or provides a link thereto, on such Co-Borrower’s website on the Internet at such Co-Borrower’s website address;

(g) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against a Co-Borrower or any of its Subsidiaries that could result in damages or costs to a Co-Borrower or any of its Subsidiaries of, individually or in the aggregate, Fifty Thousand Dollars ($50,000) or more;

(h) Intellectual Property Notice. Written notice via the Compliance Certificate (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of a Co-Borrower in or to any copyright, patent or trademark not shown in the IP Security Agreements, and (iii) Co-Borrowers’ knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;

(i) Annual Projections. As soon as available, but no later than forty five (45) days after the last day of Co-Borrowers’ fiscal year, annual board approved financial projections; and

(j) Other Financial Information. Such other budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

6.3 Intentionally Omitted.

6.4 Taxes; Pensions; Withholding. Timely file, and require each of their Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of their Subsidiaries to timely pay, all foreign, federal, provincial, state and local taxes, assessments, deposits and contributions owed by a Co-Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

In the event any payments are received by Bank from Co-Borrowers pursuant to this Agreement, such payments will be made subject to applicable withholding for any taxes, levies, fees, deductions, withholding, restrictions or conditions of any nature whatsoever. Notwithstanding the foregoing, if at any time any Governmental Authority, applicable law, regulation or international agreement requires a Co-Borrower to make any such deduction or withholding from any such payment or other sum payment hereunder to Bank, the amount due from such Co-Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required deduction or withholding, Bank receives a net sum equal to the sum which it would have received had no deductions or withholding been required, and such Co-Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority. Co-Borrowers will, upon request, furnish

Bank with proof satisfactory to Bank indicating that such Co-Borrower has made such withholding payment; provided, however, that a Co-Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate proceedings and as to which payment in full is bonded or reserved against by such Co-Borrower. The agreements and obligations of Co-Borrowers contained in this provision shall survive the termination of this Agreement.

6.5 Insurance. Keep their businesses and the Collateral insured for risks and in amounts standard for companies in Co-Borrowers’ industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement, showing Bank as a lender loss payee and waive subrogation against Bank. All liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or their respective endorsements) shall provide that the insurer shall give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, each Co-Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If a Co-Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6 Operating Accounts.

(a) Intentionally omitted.

(b) Maintain all their U.S. based operating, deposit and securities accounts with Bank and Bank’s Affiliates.

(c) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that a Co-Borrower at any time maintains, such Co-Borrower shall, at the Bank’s request, cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement, Blocked Account Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Co-Borrower’s employees and identified to Bank by such Co-Borrower as such.

6.7 Intentionally Omitted.

6.8 Protection and Registration of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to a Co-Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) If a Co-Borrower (i) has any Patent issued to it; (ii) obtains any registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (iii) applies for the registration of any Trademark, then such Co-Borrower shall provide written notice thereof to Bank via the Compliance Certificate and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property, on the same terms as the security interest created in the Security Agreement. If a Co-Borrower decides to register any Copyrights, mask works or integrated circuit topography in the United States Copyright Office or Canadian

Intellectual Property Office, as the case may be, such Co-Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of such Co-Borrower’s intent to register such Copyrights, mask works or integrated circuit topography, together with a copy of the application it intends to file with the United States Copyright Office or Canadian Intellectual Property Office, as the case may be, (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights, mask works or integrated circuit topography intended to be registered with the United States Copyright Office or Canadian Intellectual Property Office, as the case may be; and (z) record such intellectual property security agreement with the United States Copyright Office or Canadian Intellectual Property Office, as the case may be, contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office or Canadian Intellectual Property Office, as the case may be. Each Co-Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights, mask works or integrated circuit topography, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.

(c) Provide written notice to Bank within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Co-Borrowers shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of or enforcement against any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Co-Borrowers and their officers, employees and agents and Co-Borrowers’ books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to a Co-Borrower.

6.10 Access to Collateral; Books and Records. Allow Bank, or its agents, at reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy any Co-Borrower’s Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Co-Borrowers’ expense, and the charge therefor shall be Eight Hundred Fifty Dollars ($850) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event a Co-Borrower and Bank schedule an audit more than ten (10) days in advance, and such Co-Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), such Co-Borrower shall pay Bank a fee of One Thousand Dollars ($1,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.11 Formation or Acquisition of Subsidiaries. At the time that a Co-Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, such Co-Borrower and such Guarantor shall (a) cause such new Subsidiary to provide to Bank a joinder to the Loan Agreement to cause such Subsidiary to become a co-borrower hereunder or a Guaranty, together with such appropriate financing statements, Control Agreements and/or Blocked Account Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.12 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Co-Borrowers or any of their Subsidiaries.

7	NEGATIVE COVENANTS

No Co-Borrower shall do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive licenses for the use of the Intellectual Property of Co-Borrower or its Subsidiaries; and (e) exclusive licenses in the ordinary course for the use of the Intellectual Property of Co-Borrower or its Subsidiaries and approved by Co-Borrower’s Board of Directors.

7.2 Changes in Business, Management, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Co-Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) terminate the employment of a majority of its senior management employed as of the date hereof; or (ii) enter into any transaction or series of related transactions in which the stockholders of Co-Borrower who were not stockholders immediately prior to the first such transaction own more than forty percent (40%) of the voting stock of Co-Borrower immediately after giving effect to such transaction or related series of such transactions.

Co-Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Fifty Thousand Dollars ($50,000) in Co-Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Fifty Thousand Dollars ($50,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Co-Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Ten Thousand Dollars ($10,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Co-Borrower intends to deliver the Collateral, then Co-Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

7.3 Mergers, Amalgamations or Acquisitions. Merge, amalgamate or consolidate, or permit any of its Subsidiaries to merge, amalgamate or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge, amalgamate or consolidate into another Subsidiary or into Co-Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Co-Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Co-Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Co-Borrower, except for transactions that are in the ordinary course of Co-Borrower’s business, upon fair and reasonable terms that are no less favorable to Co-Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become registered or required to be registered as an “investment company” under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Co-Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Co-Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Co-Borrowers fail to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Co-Borrowers fail or neglect to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, or 6.11 or violate any covenant in Section 7; or

(b) Co-Borrowers fail or neglect to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, have failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Co-Borrowers be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Co-Borrowers shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of a Co-Borrower or of any entity under the control of a Co-Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of a Co-Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of a Co-Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents a Co-Borrower from conducting any material part of its business;

8.5 Insolvency (a) A Co-Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) A Co-Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Co-Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which a Co-Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Fifty Thousand Dollars ($50,000); or (b) any default by a Co-Borrower or Guarantor, the result of which could have a material adverse effect on a Co-Borrower’s or any Guarantor’s business;

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against a Co-Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree), and for greater clarity, a judgment against a Co-Borrower in the litigation between the Co-Borrowers and Alnylam Pharmaceuticals, Inc. and AlCana Technologies in and of itself will not constitute an Event of Default unless such judgment, in the opinion of the Bank, represents a material impairment on the prospect of repayment of any portion of the Obligations;

8.8 Misrepresentations. A Co-Borrower or any Person acting for a Co-Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; or (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor.

8.11 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of a Co-Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of a Co-Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

9	BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Co-Borrowers’ benefit under this Agreement or under any other agreement between Co-Borrowers and Bank;

(c) for any Letters of Credit, demand that Co-Borrower (i) deposit cash with Bank in an amount equal to one hundred ten percent (110%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Co-Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Account Debtor of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Co-Borrowers shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Co-Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of a Co-Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of a Co-Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, a Co-Borrower’s labels, Patents, Copyrights, mask works or integrated circuit topography, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Co-Borrowers’ rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement, Blocked Account Agreement or similar agreements providing control of any Collateral;

(j) apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of any Co-Borrower, any guarantor or any other Person liable for any of the Obligations.

(k) demand and receive possession of a Co-Borrower’s Books; and

(l) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the PPSA (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Each Co-Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Co-Borrower’s name on any checks or other forms of payment or security; (b) sign Co-Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Co-Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the PPSA permits. Each Co-Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Co-Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as each Co-Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If a Co-Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which such Co-Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Co-Borrowers with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Co-Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Co-Borrowers or other Persons legally entitled thereto; Co-Borrowers shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Co-Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Co-Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the PPSA, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Each Co-Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which such Co-Borrower is liable.

9.8 Co-Borrower Liability. Either Co-Borrower may, acting singly, request Advances hereunder. Each Co-Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Advances hereunder. Each Co-Borrower hereunder shall be jointly and severally obligated to repay all Advances made hereunder, regardless of which Co-Borrower actually receives said Advance, as if each Co-Borrower hereunder directly received all Advances. Each Co-Borrower waives (a) any suretyship defenses available to it under the PPSA or any other applicable law, and (b) any right to require Bank to: (i) proceed against any Co-Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Co-Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Co-Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Co-Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Co-Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Co-Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Co-Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Co-Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Co-Borrower in contravention of this Section, such Co-Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Co-Borrowers may change their mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Co-Borrowers:	TEKMIRA PHARMACEUTICALS CORPORATION
100-8900 Glenlyon Parkway Burnaby, British Columbia
Canada V5J 5J8
Attn: Ian Mortimer – Executive VP of Finance and CFO
Fax: 604-419-3201

If to Bank:	Silicon Valley Bank
901 5th Avenue, Suite 3900
Seattle, WA 98164
Attn: Minh Le – Deal Team Leader
Fax: 206.624.0374

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

This Agreement shall be governed by, and construed in accordance with, the internal laws of the Province of British Columbia and the federal laws of Canada applicable therein, without regard to principles of conflicts of law. Each of Co-Borrower and Bank hereby submits to the non-exclusive jurisdiction of the courts of British Columbia. BANK AND CO-BORROWERS EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR CO-BORROWERs, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

12	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Co-Borrower may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Co-Borrowers, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Bank shall not sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents to any operating company which is a direct competitor or a related party of a direct competitor of a Co-Borrower.

12.2 Indemnification. Co-Borrowers agree to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Co-Borrowers (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Co-Borrowers with written notice of such correction and allows Co-Borrowers at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Co-Borrowers.

12.6 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Co-Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements. The obligation of Co-Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Co-Borrowers. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Co-Borrowers and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13	DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” has the meaning given in the Security Agreement.

“Account Debtor” means any Person who owes funds to a Co-Borrower.

“Additional Warrant” has the meaning set out in the Warrant.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Co-Borrowers or any Guarantor.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Co-Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Blocked Account Agreement” is any blocked account agreement entered into among the depository institution at which a Co-Borrower maintains a Deposit Account, such Co-Borrower, and Bank pursuant to which Bank may exercise control over such Deposit Account upon the occurrence of an Event of Default.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit C.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; (d) guaranteed investment certificates; and (e) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) of this definition.

“Co-Borrower(s)” is defined in the preamble hereof.

“Co-Borrower’s Books” are all of a Co-Borrower’s books and records including ledgers, federal, provincial and state tax returns, records regarding such Co-Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” has the meaning given in the Security Agreement.

“Collateral Account” is any Deposit Account, Securities Account or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which a Co-Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Co-Borrower maintains a Securities Account or a Commodity Account, such Co-Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” has the meaning set out in the Security Agreement.

“Credit Extension” is any Term Loan, or any other extension of credit by Bank for Co-Borrower’s benefit under this Agreement.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation any operating account, current account or other deposit account of a Co-Borrower maintained with a Canadian bank.

“Designated Deposit Account” is a Co-Borrower’s deposit account, account number             , maintained with                     .

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Draw Period” is the period of time from the Effective Date through the earlier to occur of (a) September 30, 2012 or (b) an Event of Default.

“Effective Date” is defined in the preamble hereof.

“Equipment” has the meaning set out in the Security Agreement.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Co-Borrowers which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Co-Borrower and Bank under which Co-Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations, including Protiva Biotherapeutics (USA), Inc., a Delaware corporation.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), each as amended, or any other bankruptcy or insolvency law of any jurisdiction, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” has the meaning set out in the Security Agreement.

“Inventory” has the meaning set out in the Security Agreement.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreements” are those certain Intellectual Property Security Agreements executed and delivered by Co-Borrowers and Guarantor to Bank dated as of the Effective Date.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of a Co-Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Security Agreement, the Perfection Certificates, the IP Agreements, the Secured Guaranty Documents, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by a Co-Borrower or any Guarantor, and any other present or future agreement between a Co-Borrower and any Guarantor and/or for the benefit of Bank, all as amended, restated, or otherwise modified or replaced.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of a Co-Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Monthly Financial Statements” is defined in Section 6.2(a)

“Obligations” are Co-Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses, and other amounts Co-Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Co-Borrower assigned to Bank, and the performance of Co-Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Co-Borrowers’ Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder; and

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon a Co-Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate and;

(b) (i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by a Co-Borrower’s investment policy, as amended from time to time, provided that any amendments made to such investment policy has been approved in writing by Bank;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of a Co-Borrower;

(d) Investments consisting of Deposit Accounts in which Bank has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments by a Co-Borrower or another Co-Borrower or in Guarantor and Investments by Guarantor in a Co-Borrower;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Co-Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by such Co-Borrower’s Board of Directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of a Co-Borrower in any Subsidiary;

(j) Investments in joint ventures or strategic alliances (in the ordinary course of Co-Borrowers’ business) consisting of the licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by a Co-Borrower do not exceed Fifty Thousand Dollars ($50,000) in the aggregate in any fiscal year, and provided that no such cash investment may be made if an Event of Default is then occurring or would otherwise occur upon the making thereof; and

(k) to the extent it is deemed to be an Investment, up-front fees, license fees, milestone payments, royalty payments and other cash payments arising in connection with the acquisition of rights to intellectual property of a third party, including without limitation rights to a pharmaceutical product or technology.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which a Co-Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by a Co-Borrower incurred for financing the acquisition of the Equipment securing no more than Fifty Thousand Dollars ($50,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of a Co-Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of a Co-Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j) Liens in favor of other financial institutions arising in connection with a Co-Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts;

(k) leases or subleases and licenses or sublicenses granted in the ordinary course of a Co-Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting lenders a security interest; and

(l) transfers, licenses or sublicenses permitted hereunder.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PPSA” means the Personal Property Security Act, British Columbia in force from time to time, including and all amendments thereto or replacements thereof, and regulations thereunder as may from time to time be amended or replaced.

“Prepayment Fee” means with respect to any Term Loan prepaid prior to the Term Loan Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to Bank in amount equal to (i) Ninety Thousand Dollars ($90,000) if the prepayment occurs on or before the first anniversary of the Effective Date, (ii) 2.00% of the amount of the prepayment if prepayment occurs after the first anniversary of the Effective Date but on or before the second anniversary of the Effective Date, with no other interest payable except for interest accrued to the date of prepayment and (iii) 1.00% of the amount of the prepayment if prepayment occurs after the second anniversary of the Effective Date but before the Term Loan Maturity Date, with no other interest payable except for interest accrued to the date of prepayment.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of each Co-Borrower.

“Restricted License” is any material license or other agreement with respect to which a Co-Borrower is the licensee (a) that prohibits or otherwise restricts a Co-Borrower from granting a security interest in such Co-Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Secured Guaranty Documents” means those certain Unconditional Guaranty, Security Agreement and IP Agreement executed by Guarantor in favor of Bank dated as of the Effective Date.

“Securities Account” is any “securities account” as defined in the Code or in the PPSA, with such additions to such term as may hereafter be made.

“Security” means the Security Agreement and all other present and future security from time to time held by or on behalf of Bank from Co-Borrower or any other Person as security for the Obligations.

“Security Agreement” means the security agreement given by Co-Borrowers in favour of Bank on or about the date hereof as the same may be renewed, amended, extended or restated from time to time.

“Subordinated Debt” is indebtedness incurred by a Co-Borrower subordinated to all of such Co-Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Co-Borrower or Guarantor.

“Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.1 hereof.

“Term Loan Amount” is an amount equal to Three Million Dollars ($3,000,000).

“Term Loan Maturity Date” is June 30, 2015.

“Term Loan Payment” is defined in Section 2.1.1(b).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Co-Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Warrant” is that certain Warrant to Purchase Stock dated as of the Effective Date executed by Parent in favor of Bank.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS:

TEKMIRA PHARMACEUTICALS CORPORATION

By	/s/ Mark J. Murray

Name:	Mark J. Murray
Title:	President & CEO

PROTIVA BIOTHERAPEUTICS INC.

By	/s/ Mark J. Murray

Name:	Mark J. Murray
Title:	President & CEO

BANK:

SILICON VALLEY BANK

By	/s/ Minh Le

Name:	Minh Le
Title:	Deal Team Leader

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EXHIBIT A

Intentionally left blank.

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EXHIBIT B – LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS NOON PACIFIC TIME*

Fax To:	Date:

LOAN PAYMENT:

TEKMIRA PHARMACEUTICALS CORPORATION

From Account #
(Deposit Account #)

Principal $

Authorize Signature:

Print Name/Title:

To Account #
(Loan Account #)

and/or Interest $

Phone Number:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #
(Loan Account #)

Amount of Advance $

To Account #
(Deposit Account #)

All Co-Borrowers’ representations and warranties in the Loan Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:

Print Name/Title:

Phone Number:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, Pacific Time

Beneficiary Name:

Beneficiary Bank:

City and State:

Amount of Wire: $
Account Number:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:

Print Name/Title:

2nd Signature (if required):

Print Name/Title:

Telephone #:	Telephone #:

*	Unless otherwise provided for an Advance bearing interest at LIBOR.

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EXHIBIT C

BORROWING RESOLUTIONS

CORPORATE BORROWING CERTIFICATE

CO-BORROWER: TEKMIRA PHARMACEUTICALS CORPORATION	DATE: December , 2011
BANK: Silicon Valley Bank

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of the Co-Borrower. My title is as set forth below.

2. Co-Borrower’s exact legal name is set forth above. Co-Borrower is a corporation existing under the laws of British Columbia.

3. Attached hereto are true, correct and complete copies of Co-Borrower’s current Notice of Articles, as filed with the Registrar of Companies for British Columbia, and Articles (including amendments). Co-Borrower is incorporated in British Columbia as set forth in paragraph 2 above. Such Notice of Articles and Articles have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Co-Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Co-Borrower.

RESOLVED, that any one of the following officers or employees of Co-Borrower, whose names, titles and signatures are below, may act on behalf of Co-Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

Mark J. Murray	Director / CEO / President		☐

Ian Mortimer	CFO		☐

Resolved Further, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Co-Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Co-Borrower:

Borrow Money. Borrow money from Silicon Valley Bank (“Bank”).

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Co-Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Co-Borrower has an interest and receive cash or otherwise use the proceeds.

Issue Warrants. Issue warrants for Co-Borrower’s capital stock.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Co-Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

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5. The persons listed above are Co-Borrower’s officers or employees with their titles and signatures shown next to their names.

TEKMIRA PHARMACEUTICALS CORPORATION

By:
Name:
Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Co-Borrower.

I, the of Co-Borrower, hereby certify as to paragraphs 1 through 5 above, as
[print title]
of the date set forth above.

By:
Name:
Title:

2

BORROWING RESOLUTIONS

CORPORATE BORROWING CERTIFICATE

CO-BORROWER: PROTIVA BIOTHERAPEUTICS INC.	DATE: December , 2011.
BANK: Silicon Valley Bank

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of the Co-Borrower. My title is as set forth below.

2. Co-Borrower’s exact legal name is set forth above. Co-Borrower is a corporation existing under the laws of British Columbia.

3. Attached hereto are true, correct and complete copies of Co-Borrower’s current Notice of Articles, as filed with the Registrar of Companies for British Columbia, and Articles (including amendments). Co-Borrower is continued in British Columbia as set forth in paragraph 2 above. Such Notice of Articles and Articles have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Co-Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Co-Borrower.

RESOLVED, that any one of the following officers or employees of Co-Borrower, whose names, titles and signatures are below, may act on behalf of Co-Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

Mark J. Murray	Director / CEO, President		☐

Ian Mortimer	CFO		☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Co-Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Co-Borrower:

Borrow Money. Borrow money from Silicon Valley Bank (“Bank”).

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Co-Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Co-Borrower has an interest and receive cash or otherwise use the proceeds.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Co-Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

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5. The persons listed above are Co-Borrower’s officers or employees with their titles and signatures shown next to their names.

PROTIVA BIOTHERAPEUTICS INC.

By:
Name:
Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Co-Borrower.

I, the of Co-Borrower, hereby certify as to paragraphs 1 through 5 above, as
[print title]
of the date set forth above.

By:
Name:
Title:

2

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	TEKMIRA PHARMACEUTICALS CORPORATION

The undersigned authorized officer of TEKMIRA PHARMACEUTICALS CORPORATION (a “Co-Borrower”) certifies that under the terms and conditions of the Loan Agreement between Co-Borrowers and Bank (the “Agreement”):

(1) Co-Borrowers are in complete compliance for the period ending                                          with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) each Co-Borrower, and each of their Subsidiaries, has timely filed all required tax returns and reports, and each Co-Borrower has timely paid all applicable foreign, federal, provincial, state and local taxes, assessments, deposits and contributions owed by such Co-Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; (5) no Liens have been levied or claims made against a Co-Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which such Co-Borrower has not previously provided written notification to Bank; and (6) any intellectual property notices required pursuant to Sections 6.2(h) and 6.8(b) of the Agreement are included with this certificate.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Co-Borrowers are not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.
Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 90 days	Yes No
Quarterly (unaudited) financial statements and Material Change reports filed on 6-K	Within 5 days after filing with SEC	Yes No
Annual Projections	FYE within 45 days	Yes No

The following Intellectual Property was registered (or a registration application submitted) after the Effective Date (if no registrations, state “None”)

The following material updates to ongoing clinical programs/clinical trials occurred during the current reporting period

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The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

TEKMIRA PHARMACEUTICALS CORPORATION on behalf of itself and the other Co-Borrowers	BANK USE ONLY
Received by:
AUTHORIZED SIGNER

By:	Date:
Name:
Title:	Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No

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